Exhibit 4(ii)(h)(4)

RESOLVED, that in accordance with Section 301 of the Indenture, the following terms of the Notes are hereby established (terms used in these resolutions having the same definitions as in the Indenture):

                  (1) The Notes shall constitute a series of Securities having the title "7 1/4% Notes due January 15, 2007."

                  (2) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be $125,000,000.

                  (3) The entire outstanding principal of the Notes shall be payable on January 15, 2007, subject to prior redemption at the option of the Company as described in paragraph (6).

                  (4) The rate at which the Notes shall bear interest shall be 7 1/4% per annum; the date from which such interest shall accrue shall be January 15, 1997; the Interest Payment Dates on which such interest will be payable shall be January 15 and July 15 in each year, beginning July 15, 1997; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the preceding January 1 (in the case of interest payable on any January 15) and July 1 (in the case of interest payable on any July 15); and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

                  (5) The place in addition to the Borough of Manhattan, The City of New York, where the principal of (and premium and Make-Whole amount, if any) and interest on the Notes shall be payable and Notes may be surrendered for registration of transfer or exchange shall be the Corporate Trust Operations Office of the Trustee at 230 South Tryon Street, Charlotte, North Carolina 28288. The place in addition to the Borough of Manhattan, The City of New York, where notices or demands to or upon the Company in respect of the Notes and this Indenture may be served shall be the Corporate Trust Office of the Trustee at 901 East Cary Street, Suite 1700, Richmond, Virginia 23219.

                  (6) The Notes shall be redeemable, in whole or in part, at the option of the Company at any time at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.



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                  "Adjusted Treasury Rate" means, with respect to any Redemption
         Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for such Redemption
         Date, plus 0.15%

                  "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

                  "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company. "Reference Treasury Dealer" means (i) Goldman, Sachs & Co. and their respective successors; provided, however,that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

                  "Comparable Treasury Price" means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

                  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

                  (7) Except only to the extent provided in paragraph (6), payments of neither principal of (and premium or Make-Whole Amount, if any) nor interest on the Notes shall be determined with reference to an index, formula or other method.

                  (8) Neither principal of (and premium or Make-Whole Amount, if any) nor interest on the Notes shall be payable in a currency other than that in which they are denominated.

                  (9) The Notes shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Note may exchange such interests for Notes of like tenor of any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depositary with respect to the permanent global Note. The form of such permanent global Note attached hereto as Exhibit A is hereby approved.


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                  (10) Interest on any Note shall be payable only to the Person in whose name that Note (or one or more Predecessor Securities thereof) is registered at the close of business on the Regular Record Date for such interest.

                  (11) Sections 1402 and 1403 of the Indenture shall be applicable to the Notes.

                  (12) The Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

                  (13) The Company shall not pay Additional Amounts as contemplated by Section 1011 of the Indenture on the Notes.